EXHIBIT 99.1

Educational Development Corporation Announces Record Sales for October 2014

TULSA, Okla., Nov. 4, 2014 (GLOBE NEWSWIRE) -- Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today reports record sales for October 2014.

Randall White, CEO of Educational Development Corporation, announces that EDC recorded the largest October sales in the Company's history. EDC was led by the home business division, Usborne Books & More (UBAM), which recorded a 57% sales increase in October, following a 58% increase in September when compared to the respective months in the previous year. Usborne Books & More has now recorded 17 consecutive months of growth, with the past four months, July through October 2014, each posting monthly gains in excess of 45% over the same month in 2013.

The trade publishing division, EDC Publishing, is also on track to exceed last fiscal year's record sales level which is in direct contrast to the industry segment which is down 8%.

White reports the Company has negotiated a significant improvement in shipping rates which will materially affect the earnings for the existing quarter and future quarters.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522